Exhibit 99.1

KL Acquisition Corp Announces Separate Trading of its Class A Common Stock and Warrants, Commencing March 1, 2021

New York, New York, February 24, 2021 /PRNewswire/ – KL Acquisition Corp (Nasdaq: KLAQU) (the “Company”) announced today that, commencing March 1, 2021, holders of the 28,750,000 units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. Class A common stock and warrants that are separated will trade on The Nasdaq Capital Market under the symbol ”KLAQ” and “KLAQW”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on The Nasdaq Capital Markets under the symbol “KLAQU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and declared effective on January 7, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the healthcare or healthcare-related sectors. The Company is led by Chief Executive Officer and Chairman of the Board of Directors, Doug Logigian. The sponsor of the Company is KL Sponsor LLC, an affiliate of Kennedy Lewis Management LP, a leading alternative asset manager with significant investment experience and dedicated healthcare expertise with a focus on life sciences.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

Doug Logigian

Chief Executive Officer

KL Acquisition Corp

Tel: (212) 782-3480

Email: ir@klacquisitioncorp.com